Exhibit 99.1

                     CAPITAL ALLIANCE INCOME TRUST PROVIDES
                      FIRST QUARTER 2007 EARNINGS GUIDANCE

SAN FRANCISCO - (BUSINESS WIRE) - May 3, 2007 - This afternoon, Capital Alliance Income Trust Ltd. ("CAIT) (AMEX:CAA-News) a specialty lender organized as a real estate investment trust ("REIT"), released a shareholder letter from its President and Chief Executive Officer, Richard Wrensen, on the effects of increasing residential mortgage delinquencies and foreclosures on its forecasted first quarter profitability. A transcript of the shareholder letter follows:

2007's first quarter brought tumultuous changes to the alternative/non-conforming residential mortgage industry. Many companies, both larger and better capitalized than Capital Alliance Income Trust ("CAIT"), suffered insolvency, announced significant workforce reductions, delayed earnings reports and experienced precipitous drops in their share price. The most unfortunate companies have sought bankruptcy protection. Trends which precipitated these changes included increasing residential mortgage delinquencies, loan foreclosures and the sudden withdrawal of investor interest in alternative/non-conforming residential mortgage securities and residential whole loans.

CAIT's first quarter financial results were not profitable. Although our Company weathered these tumultuous changes significantly better than our competitors, the storm has not receded and CAIT's financial performance will continue to struggle.

Short Term Financial Performance
--------------------------------

Our inherited residential loan portfolio continues to produce unacceptable levels of delinquency and non-performing assets. The mortgage portfolio's delinquency characteristics reduced revenues and adjusted collateral values required additional loan loss expenses (reserves). Cumulatively, these effects produced a forecasted first quarter loss of approximately $140,000 (approximately $(0.37) per common share basic and diluted).

In response to these problems and to maximize shareholder value, your new management team continues to focus on efficient asset management as the strategic alternative to non-performing loan sales at depressed valuations. As non-performing assets are monetized, our investment focus will expand to include new business initiatives as a source of future profitability and increased shareholder value.

As of January 1, 2007, CAIT had foreclosed real estate owned ("REO") of $245,000 and approximately 33% of the mortgage loan portfolio were non-performing assets (as measured by mortgage payments delinquencies in excess of 60 days). Due to the partial financing of the mortgage loan portfolio with debt, REO and non-performing mortgage loans were approximately 55% of total shareholder equity and approximately 104% of common shareholder equity.



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As of April 1, 2006, CAIT has REO for sale of approximately $2,011,644 and approximately 29% of the mortgage loan portfolio are non-performing assets. REO and non-performing mortgage loans declined to approximately 53% of total shareholder equity and approximately 101% of common shareholder equity.

An improved common share price is a previously announced standard that will be regularly reviewed. Despite recent, steep residential mortgage share price declines, CAIT's common share price has remained relatively constant. On the last trading day of 2007, CAIT's common closed at $8.28 per share. Today, the common closed at $8.10 per share.

Dividend Policy and Future Dividend Payments
--------------------------------------------

A number of preferred and common shareholders have inquired about future dividend payments. This is a complex issue that bears special consideration.

CAIT is a real estate investment trust ("REIT"). REITs are generally required to distribute at least 90% of their annual taxable income as dividend payments. During 2005 and 2006 CAIT incurred taxable losses. On account of these losses, many shareholders are acutely aware that dividend payments were curtailed during 2005. These taxable losses, also known as Net Operating Losses ("NOL"), allow CAIT to retain future taxable income equal to the cumulative amount of its NOL balance. The Internal Revenue Code waives mandatory dividend payments until prior years taxable losses are recovered. Declaring a dividend before full utilization of the NOLs would be a return of capital and a constraint on earnings growth. Building a stronger shareholder equity balance, by utilizing NOL allowances, should increase the common and preferred share price and afterwards should permit larger and more regular dividend payments.

When CAIT produces pre-NOL taxable income, CAIT's Board of Directors will need to reconcile the opportunity to strengthen the Company's balance sheet and the priority of restoring dividend payments. This decision will require additional Board of Director review and CAIT's Board reserves the right, at any time, to modify its dividend policy and payment options, without prior shareholder notice.


CAIT's new management team remains focused on efficient asset management and maintaining shareholder value. In the near term we will expand our investment purview outside residential mortgages. The investment marketplace is full of opportunities and it is our goal and challenge to capitalize on them.

Thank you for your continued trust and support.



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This document contains "forward-looking statements" (within the meaning of the
Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. CAIT's actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of CAIT's investments and unseen factors. As discussed in CAIT's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.


Contact:   Capital Alliance Income Trust
           Richard Wrensen, President and CEO
           415-288-9595; info@caitreit.com